Exhibit 10.7

EMPLOYMENT AGREEMENT

The following shall evidence the agreement between The Yuma Companies, Inc., its subsidiaries and affiliates (“Yuma” or “the Company”) and James J. Jacobs (“Employee”), for the purpose of Employee functioning as Vice President – Corporate and Business Development in accordance with the following terms and/or conditions.

ARTICLE I. DEFINITIONS

The terms defined in the attached Exhibit “A” shall have the meaning therein described for purposes of this Agreement.

ARTICLE II. TERM

This Agreement shall become effective as of July 15, 2013. This Agreement shall continue in full force and effect for a primary period of two (2) years (the “Initial Term”), unless terminated pursuant to Article V of this Agreement. At the end of the Initial Term, the Agreement will be automatically extended for subsequent monthly periods (“Renewal Terms”) unless and until terminated pursuant to Article V. The period during which Employee is employed under this Agreement (including any Renewal Terms) will be referred to as the “Employment Period”.

ARTICLE III. DUTIES

During the Employment Period, Employee shall be responsible for the performance of such duties and services of an executive, administrative and managerial nature as shall be specified from time to time by the Company or its Board of Directors in connection with the business and activities of the Company. In general, Employee will be responsible for prospect and project marketing, preparation for an initial public offering, investor relations, and working with the Chairman, President and CFO on strategic planning for the Company. Employee will perform his duties in a manner consistent with standards established by law and by the applicable rules of professional conduct.

Employee’s primary duties shall be as follows:

A. Prospect and project marketing, calling potential partners, arranging appointments to review the prospects, and following up on potential investor contacts.

B. Preparing for a possible initial public offering, managing the virtual data room, coordinating requests for information, and investigating alternatives such as a reverse merger, a 144A or other alternative sources of capital.

C. Investor relations, making and responding to calls from analysts, organizing road shows, and analyzing sources of capital.

D. Managing the marketing of the Company’s interest in the Bakken Shale.

James J. Jacobs Employment Agreement
July 15, 2013

E. Assisting the Chairman with following up on investor opportunities, including attending outside industry presentations and functions.

F. Sourcing reserve acquisitions.

G. Working with the Chairman, President and CFO on strategic planning for the company.

The Employee will perform such other duties and responsibilities as directed by the Chairman.

ARTICLE IV. COMPENSATION

Yuma shall pay Employee as compensation for his services hereunder the following:

A. A base compensation of $20,833.33 per month ($250,000.00 per year), paid semimonthly on the fifteenth and the last day of each month, consistent with Yuma’s normal payroll procedures.

B. Employee is eligible to participate in Yuma’s Restricted Stock Plan and will receive a grant of restricted stock under Yuma’s Restricted Stock Plan as described in Exhibit B, and may in the future, as determined by the Company’s Board of Directors in its sole discretion, periodically receive grants under that Restricted Stock Plan, subject to the terms and conditions thereof.

C. Employee is eligible to participate in Yuma’s Annual Incentive Plan and may, as determined by the Company’s Board of Directors in its sole discretion, receive annual bonuses based on performance criteria to be developed by the Compensation Committee.

D. Employee shall be provided coverage in Yuma’s group medical, dental, and life insurance plans, 401(k) retirement plan, and other insurance plans or benefits provided by Yuma at the levels of coverage and/or amounts commensurate with other employees of the Company and consistent with Yuma’s policies.

E. Employee shall be entitled to four weeks paid annual vacation, to be taken in accordance with Yuma’s policies.

ARTICLE V. TERMINATION

A. This Agreement may not be terminated during the Initial Term or any Renewal Term for any reason other than Employee’s dismissal for Cause, Employee’s resignation due to illness, or Employee’s death.

B. This Agreement may be terminated at the end of the Initial Term or at the end of any Renewal Term by either party upon thirty (30) days written notice to the other party (“Notice Period”). In the case of the Employee wishing to tender his resignation under the provisions of this paragraph, Employee and Yuma agree to keep such resignation quiet and confidential in order for Yuma to find a replacement and make the proper announcement to the other employees of Yuma. Employee agrees to cooperate and assist any employee of Yuma in the transition phase of his duties at Yuma during the Notice Period.

James J. Jacobs Employment Agreement
July 15, 2013

ARTICLE VI. EXPENSES

Yuma agrees to reimburse Employee for all normal business expenses needed to carry out his duties, including, without limitation, expenses of attending pre-approved seminars and conferences, business-related travel, and business-related entertainment. Yuma will reimburse Employee expenses associated with professional associations and continuing professional education with preapproval. Employee must submit a proper expense report consistent with Company policy and regulations promulgated by the Internal Revenue Service in order to obtain reimbursement.

ARTICLE VII. RELATIONSHIP OF PARTIES

During the Employment Period of this Agreement, Employee shall be an employee of Yuma and shall not directly or indirectly render any services of a commercial or professional nature to any other person or business organization (excluding church or family matters), whether or not for compensation, without the prior written consent of the Company.

ARTICLE VIII. NONDISCLOSURE OF INFORMATION

CONCERNING BUSINESS

Except as may be required in the performance of his duties under this Agreement, Employee will not at any time, in any fashion, form, or manner, either directly or indirectly divulge, disclose, or communicate to any person (exclusive of Yuma employees), firm, or corporation in any manner whatsoever any information of any kind, nature, or description concerning any matters affecting or relating to the business of Yuma, including, without limitation, information concerning any of its Prospects, acquisitions, or joint ventures, the name of any customers, the prices it obtains or has obtained, or at which it sells or has sold its products, or any other information concerning the business of Yuma, its manner of operation, or its plans, processes, or other data of any kind, nature, or description without regard to whether any or all of the foregoing matters would be deemed confidential, material, or important. The parties hereby stipulate that, as between them, the foregoing matters are important, material, and confidential, and gravely affect the effective and successful conduct of the business of Yuma, and its good will, and that any breach of the terms of this section is a material breach of this Agreement.

ARTICLE IX. CONFIDENTIAL INFORMATION AND NON-SOLICITATION

Employee acknowledges that concurrently with the execution hereof and during the Employment Period of this Agreement, Employee will be provided with Confidential Information, as hereinafter defined, of which Employee has not had previous knowledge. Employee acknowledges that all Confidential Information is of great value to Yuma, and essential to Yuma’s preservation of its business and goodwill. In recognition and in consideration of the foregoing and of the training and education to be provided by Yuma, Employee expressly covenants and agrees:

James J. Jacobs Employment Agreement
July 15, 2013

A. Definition of Confidential Information. For purposes hereof, “Confidential Information” shall mean:

1) The financial condition of Yuma; records of transactions, and other information concerning the business of Yuma; or any information acquired from the inspection of Yuma’s records or property;

2) The name and location of any Yuma Prospects, Projects, acquisitions or joint ventures;

3) Leads, Prospects, Projects, potential discoveries of hydrocarbons, seismic data and interpretations thereof, geological and Prospect maps, future development drilling locations, drilling reports, well logs, technical processes, pricing and bidding methods, proprietary marketing and proprietary sales techniques, production and processing techniques, systems, products, services, designs, inventions, research records, technical data, information about costs, profits, and key personnel, heretofore or hereafter acquired, developed and/or used by Yuma;

4) 2D seismic lines and seismic data, which are licensed and/or the property of Yuma. Employee will not keep copies of such data;

5) Terms and provisions of any seismic, joint venture, farm-out, farm-in, seismic survey participation, or drilling participation agreements; terms of any special JOA provisions;

6) Terms and provisions of this Agreement, and of Yuma polices, manuals, guidelines or internal directives.

B. Employee Shall Not Disclose Confidential Information. Employee agrees that the direct or indirect disclosure of any Confidential Information would place the Company at a competitive disadvantage and would do damage, monetary or otherwise, and cause irreparable harm to the Company. Employee also agrees that disclosure of Confidential Information may constitute improper appropriation and/or use of proprietary information and trade secrets. Except as set forth in Paragraph C below, or when the Confidential Information is part of the marketing effort for Prospects and Projects, or where authorized by the CEO of Yuma for the benefit of Yuma, Employee agrees that Employee shall not, directly or indirectly, at any time, divulge to any persons, firms, corporations, governmental entities or agencies or other entities, any Confidential Information. This non-disclosure of Confidential Information covenant shall extend for a period of two years following the termination of this agreement.

James J. Jacobs Employment Agreement
July 15, 2013

C. Exceptions to Non-Disclosure of Confidential Information. Notwithstanding the foregoing, the restrictions on disclosure shall not apply to any Confidential Information or portion thereof which:

1) At the time of disclosure by Employee is generally and readily available to the public other than by an act or omission on the part of Employee;

2) At the time of disclosure by Employee has been acquired from or made available to Employee by a third party having the lawful right to disclose such information;

3) Employee is required to disclose pursuant to any state or federal law, rule or regulation or by an applicable judgment, order or decree of any court or government body or agency having jurisdiction over such matter. However, if possible Employee will notify Yuma in writing at least twenty (20) days prior to the date of such required disclosure to enable Yuma to seek an appropriate protective order to take such other actions as it deems necessary or appropriate;

4) Employee may disclose the terms of this Agreement to his creditors, mortgage lenders, and financial institutions as required. In addition, Employee may divulge information relating to the occurrence of a change in control, to calculations of payments required under this Agreement, or to a termination of this Agreement, to Employee’s attorney or accountant solely for such attorney’s or accountant’s confidential use with respect thereto. Employee shall provide Yuma with a copy of such information and the name of the accountant or attorney given such information.

D. Non-Solicitation.  Employee acknowledges and agrees that the Company has concurrently with the signing of this Agreement and will during the Employment Period provide Confidential Information to Employee. Therefore, Employee will acquire unique knowledge of the operations and business of the Company. Employee further acknowledges and recognizes that the Company is placing its confidence and trust in Employee and that it would be impossible for Employee to perform Employee’s duties with the Company without the Company disclosing the Confidential Information or without Employee utilizing the Confidential Information to which Employee is being given concurrently with the execution hereof and during the course of Employee’s employment. In consideration of disclosing the Confidential Information to Employee, the receipt of which is hereby acknowledged by Employee, Employee covenants and agrees that:

1) Employee shall not at any time, solicit or cause or authorize directly or indirectly to be solicited, for or on behalf of himself or third parties, any business from third parties who are not considered normal industry participants, that were introduced to Employee by Yuma.  For clarification, this non-solicitation provision would include contacts developed personally by Sam Banks such as Ignacio Rivas and Ricardo Goizueta from Madrid, Spain. This covenant extends for a period of two (2) years following the termination of this Agreement.  This covenant does not apply to any contacts with whom Employee had a relationship with prior to employment with Yuma.

James J. Jacobs Employment Agreement
July 15, 2013

2) For the Employment Period of this Agreement, and for two (2) years after this Agreement is terminated, Employee agrees not to solicit or cause or authorize directly or indirectly to be solicited for employment, or cause or authorize directly or indirectly to be employed, for or on behalf of the Employee or any third parties, any person who is a current employee of Yuma.

E. Return of Confidential Information upon Termination.  Employee expressly acknowledges the trade secret status of the Confidential Information and that the Confidential Information constitutes a protected business interest of the Company. All files, records, documents, memoranda, software, electronic data or other writings whatsoever made, compiled, acquired, or received by Employee during the Employment Period with Company arising out of, in connection with, or related to any activity or business of the Company are the sole and exclusive property of the Company, and shall, together with all copies thereof, be returned to the Company by Employee immediately, without demand, upon the termination of Employee’s employment with the Company.

F. Injunctive and Other Relief. Employee acknowledges and agrees that the services to be rendered by him to the Company are of a special, unique and extraordinary character and, in connection with such services, he will have access to business opportunities, intellectual property and Confidential Information vital to the Company’s business. Employee acknowledges that a remedy at law for any breach or attempted breach of the foregoing under this Article will be inadequate, and agrees that the Company and its subsidiaries, affiliates, successors or assigns shall have the following rights and remedies, each of which shall be independent of the others and severally enforceable, and each of which shall be in addition to, and not in lieu of, any other rights or remedies available to the Company or its subsidiaries, affiliates, successors or assigns at law or in equity under this Agreement or otherwise:

1) The right and remedy to have each and every one of the covenants in this Agreement specifically enforced and the right and remedy to obtain injunctive relief, it being agreed that any breach or threatened breach of any of the non-solicitation or other restrictive covenants and agreements contained herein would cause irreparable injury to the Company and its subsidiaries, affiliates, successors or assigns and that money damages would not provide an adequate remedy at law to the Company and its subsidiaries, affiliates, successors or assigns. The Company shall not be prohibited by this provision from pursuing all other remedies at law or equity available to the Company, including a claim for losses and damages.

G. Reasonableness of Limitations. Employee acknowledges and agrees that the restrictive covenants and agreements contained herein are reasonable and valid in geographic, temporal and subject matter scope and in all other respects, and do not impose limitations greater than are necessary to protect the goodwill, Confidential Information, and other business interests of the Company, and its affiliates, successors and assigns. If, however, any court subsequently determines that any of such covenants or agreements, or any part thereof, is invalid or unenforceable, the remainder of such covenants and agreements shall not thereby be affected and shall be given full effect without regard to the invalid portions.

James J. Jacobs Employment Agreement
July 15, 2013

H. Survival. Each covenant provided in this agreement under Article XIV hereof shall survive the termination of this Agreement and of Employee’s employment with the Company, whether by resignation, discharge or otherwise.

ARTICLE X. NOTICES

All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or by registered mail, return receipt requested in the United States mail, postage paid, addressed as follows:

Company:	The Yuma Companies, Inc.
Attn: Mr. Sam L. Banks
1177 West Loop South, Suite 1825
Houston, Texas 77027

Employee:	Mr. James J. Jacobs
Address on file with the Company

Either party may change such addresses from time to time by providing written notice in the manner set forth above.

ARTICLE XI. ENTIRETY OF AGREEMENT

This Agreement supersedes all other agreements, either oral or in writing, between the parties to this Agreement, with respect to the employment of the Employee by Yuma. This Agreement contains the entire understanding of the parties and all of the covenants and agreements between the parties with respect to such employment.

ARTICLE XII. AMENDMENT

This Agreement may be modified or amended only if the modification or amendment is made in writing and is signed by both parties.

ARTICLE XIII. SEVERABILITY

If any provisions of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it should become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

James J. Jacobs Employment Agreement
July 15, 2013

ARTICLE XIV. WAIVER OF CONTRACTUAL RIGHT

The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this Agreement.

ARTICLE XV. APPLICABLE LAW

The laws of the State of Texas shall govern this Agreement.

ARTICLE XVI. ALTERNATIVE DISPUTE RESOLUTION

All controversies, claims and disputes arising under or relating to this Agreement, including tort claims and including the issue of arbitrability shall be first submitted to mediation, and if that is unsuccessful, then the dispute shall be finally resolved by arbitration under the procedures hereafter detailed.

A. Mediation. Mediation, as defined in Section 154-023 of the Texas Civil Practices and Remedies Code, shall be initiated by written notice from one party to the other. The notice shall reasonably describe and identify the issues or claims to be mediated. The other party can respond with a written notice of additional issues or claims. The parties shall schedule a mediation to take place within 30 days from the receipt of the written notice of mediation, pursuant to the Mediation Procedures of the CPR International Institute for Conflict Prevention & Resolution (“CPR”) in effect on the date of this Agreement. Unless otherwise agreed, the parties will select a mediator from the CPR Panels of Distinguished Neutrals. All proceedings pursuant to this paragraph are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence and any additional confidentiality protections provided by applicable law.

B. Arbitration.

1) If the dispute has not been resolved by the mediation provided for herein, it shall then be finally resolved by arbitration in accordance with the CPR Rules for Non-Administered Arbitration (the “CPR Rules”) in effect on the date of this Agreement. Either party may initiate the arbitration by filing its statement of claim within fifteen days after the mediation provided for herein.

2) The arbitration shall be conducted and decided by a person mutually agreeable to the parties and knowledgeable and experienced in the type of matter that is the subject of the dispute. If the parties cannot agree on an arbitrator within fifteen (15) days after arbitration has been initiated by the filing of the notice, then he/she shall be selected from the CPR Panel using the CPR Rules.

James J. Jacobs Employment Agreement
July 15, 2013

3) The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. 1-16. The arbitration shall occur in Houston, Texas, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof.

4) If reasonably possible, arbitration shall be commenced within 30 days of the selection of the arbitrator. The arbitrator shall render the award not later than 30 days after the last hearing date.

5) The arbitrator shall bill his or her fees and costs attributable to such binding arbitration in equal shares to the parties and each party shall bear its own attorneys’ fees and/or out-of-pocket costs expended by it. If any party seeks to modify or overturn all or a portion of the arbitrator’s award and is unsuccessful, then the opposing party shall be awarded all of its reasonable attorneys’ fees incurred in the arbitration. If it becomes necessary for a prevailing party to secure judicial confirmation of the award and to otherwise undertake legal action to collect an award, then such party shall be entitled to its reasonable attorneys’ fees and all costs for such action.

6) No Punitive Damages. No punitive damages are recoverable in the arbitration. The arbitrator is not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover any punitive or exemplary damages with respect to any dispute between them.

ARTICLE XVII. EMPLOYEE ACKNOWLEDGMENT

Employee has read the contents of this Agreement, understands its terms, and agrees that, in consideration for his employment or continuing employment, training with the Company, and any other consideration recited herein, he will be bound by the terms, covenants and restrictions set forth in this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement this 2nd day of July, 2013.

THE YUMA COMPANIES, INC. /s/ Sam L. Banks By: Sam L. Banks, CEO /s/ James J. Jacobs James J. Jacobs

EXHIBIT “A”
To that Employment Agreement
Dated July 15, 2013
Between The Yuma Companies, Inc.
and
James J. Jacobs

Definitions

As used herein, each term defined in the Agreement shall have the meaning assigned in the Agreement, unless expressly provided below to the contrary. The Agreement has been divided into articles and paragraphs for convenience only, and it is understood that the rights, powers, privileges, duties, and other legal relations of the parties hereto shall be determined as an entirety without regard to such divisions into articles and paragraphs and without regard to headings prefixed to such articles and paragraphs.

 (a)           The term “Agreement” shall mean this Employment Agreement, as amended, modified, or supplemented from time to time.

 (b)           The term “Article” shall mean an article of this agreement, unless the context otherwise requires.

 (c)           Regarding a dismissal for cause, the term “Cause” shall be defined as any of the following: fraud or dishonesty committed by Employee against or with respect to Yuma, its affiliates or customers as shall be reasonably determined to have occurred by the Board of Directors of the Company; conviction of Employee of a felony by a court of competent jurisdiction; continued violation of the policies outlined in the Company’s Employee Handbook; unprofessional behavior as determined by a majority of the Company’s Board of Directors; continued and willful failure or refusal by Employee to perform the duties and services required of Employee hereunder if such failure and/or refusal is not cured within thirty (30) days after written notice thereof is provided to Employee by Yuma.

 (d)           The term “Chairman” or “CEO” shall mean Chairman and Chief Executive Officer.

 (e)           The term “President” or “COO” shall mean President and Chief Operating Officer.

EXHIBIT “B”
To that Employment Agreement
Dated July 15, 2013
Between The Yuma Companies, Inc.
and
James J. Jacobs

Restricted Stock Terms and Conditions

The terms and conditions of Grant 1 will be as follows:

$300,000 of Restricted Stock will be granted, subject to the terms of Yuma’s Restricted Stock Plan, during the next annual compensation committee meeting, which is expected to occur on or about December 31, 2013.  The valuation of Yuma for the purposes of Grant 1 will be $204 million (based on the "2012 Valuation").  Grant 1 will vest in equal increments over three years:

33.3% of the stock awarded in Grant 1 will vest on July 14, 2014; 33.3% will vest on July 14, 2015; and the final 33.3% will vest on July 14, 2016.